                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant  [X]
Filed by a Party Other than a Registrant [_]
Check the appropriate box

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))

[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             Andersen Group, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                             Andersen Group, Inc.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement
                         if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.   Title of each class of securities to which transaction applies:

   10 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2002 Cuspip No. 033501AB3

     2.   Aggregate number of securities to which transaction applies:

          Approximately $6,505,000 AGGREGATE PRINCIPAL AMOUNT OF DEBENTURES

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

                       N/A
          ---------------------------------------------------------------------

     4.   Proposed maximum aggregate value of transaction.

                       N/A
          ---------------------------------------------------------------------

     5.   Total fee paid:

                       $125.00
          ---------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.   Amount Previously Paid:

                       N/A
          ---------------------------------------------------------------------

     2.   Form, Schedule of Registration Statement No.:

                       N/A
          ---------------------------------------------------------------------

     3.   Filing Party:

                       N/A
          ---------------------------------------------------------------------

     4.   Date Filed:

                       N/A
          ---------------------------------------------------------------------

                             ANDERSEN GROUP, INC.
                              NEY INDUSTRIAL PARK
                             BLOOMFIELD, CT 06002
                                (860) 242-0761

                             CONSENT SOLICITATION



TO:  HOLDERS OF 10 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE
     2002 (THE "DEBENTURES") OF ANDERSEN GROUP, INC. (THE "COMPANY")

RE:  ACT OF DEBENTUREHOLDERS BY WRITTEN CONSENT


     In accordance with the General Provision of the Indenture dated as of October 15, 1982 (the "Indenture") relating to the Debentures, the Company hereby requests Holders of the Debentures to take action by written consent to waive compliance by the Company with that certain covenant (the "Restrictive Covenant") set forth in Section 5-8 of the Indenture to permit the purchase, redemption or other retirement of up to 300,000 shares of the Company's Series A Cumulative Convertible Preferred Stock, without par value (the "Preferred Stock") prior to January 15, 1996 (which date of payment for such purchase, redemption or other retirement would constitute the "Computation Date" under the Indenture). The Company is seeking this one-time waiver because the Restrictive Covenant, as a result of certain events as set forth below, will preclude the Company from purchasing, redeeming or retiring more than approximately 200,000 shares of Preferred Stock and would preclude the Company from paying for such shares until after the Computation Date.

     Under Section 5-9 of the Indenture, the Holders of a MAJORITY in principal amount of the Debentures at the time outstanding shall be required in order to permit the requested waiver to become effective. A copy of Sections 5-8 and 5-9 of the Indenture are attached hereto and incorporated herein by reference. Capitalized terms used in this Consent Solicitation and not defined herein but which are defined in the Indenture shall have the meanings assigned to them in the Indenture. The Company requests that all consents be submitted in the enclosed postage prepaid envelope for receipt by the Trustee not later than 5:00 p.m., eastern time, Friday January 12, 1996 (the "Consent Time"), which is subject to extension at the election of the Company as set forth under the heading "Procedure For Giving Consent."

     This Consent Solicitation is being furnished to Debentureholders whose ownership is reflected in the Debenture Register as of the close of business on December 8, 1995. As of that date, aproximately $6,505,000 principal amount of Debentures were outstanding. Only Written Consents of Debentureholders that are duly signed and witnessed or notarized as indicated on the enclosed form of Written Consent will be considered in determining whether the requested waiver has become effective. Any unsigned Written Consents and broker "non-votes" will not be counted for purposes of determining the principal amount of Debentures consenting to the requested waiver. Written Consents received by the Trustee in the proper form may not be revoked at any time once received by the Trustee. The cost of the solicitation of the Written Consents will be borne by the Company. Written Consents may be solicited by additional mailings or communications, personal interviews, telephone and telegram by the directors, officers and employees of the Company at no additional compensation. Upon request, the Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding the Consent Solicitation materials to Debentureholders.

     The date of this Consent Solicitation is December 26, 1995. This Consent Solicitation and the related form of written consent is first being mailed to Debentureholders on or about December 26, 1995.

BACKGROUND OF REQUEST

     In June 1995, the Company commenced a self tender offer to purchase for cash (the "Offer to Purchase") any and all of its outstanding shares of Preferred Stock for a purchase price of $12.25 per share net to the Seller in cash (the "Consideration"). At June 1995, approximately $1.50 per share of the Consideration for the Preferred Stock represented an amount that was approximately equivalent to the eight quarterly dividends that the Company has not been able to declare and pay on its Preferred Stock since April 15, 1993, the last date on which the Company was able to declare and pay dividends on the Preferred Stock. At May 8, 1995, prior to commencement of the Offer to Purchase, 589,036 shares of Preferred Stock were outstanding (of which approximately 160,000 shares were held by principals of a standby purchaser (the "Standby Purchaser"), which principals are also affiliates of the Company). The Offer to Purchase was conditioned upon, among other things, (i) there being properly tendered and not withdrawn prior to the applicable expiration date (the "Expiration Date") a minimum of 250,000 shares of the Preferred Stock and (ii) consummation of the sale by the Company of its Ney Dental Division (the "Dental Divestiture"). In making its Offer to Purchase, the Company advised holders of Preferred Stock that the Company intended to use a portion of the amounts to be realized from the anticipated Dental Divestiture to permit it to repurchase shares of its Preferred Stock, and if and to the extent the Dental Divestiture generated sufficient Consolidated Net Income under the Indenture, the Company would purchase the maximum amount of shares of Preferred Stock tendered pursuant to the Offer to Purchase and in a manner to remain in compliance with the Restrictive Covenant.

     Beginning March 1, 1996, and on each succeeding anniversary thereof, the Company is required to redeem 160,000 shares of its Preferred Stock (to the extent that the Company has funds legally available therefor and subject to the Restrictive Covenant) at a price of $18.75 per share plus accrued and unpaid dividends up to the date of payment. Under that formula, at March 1, 1996, the Company would be required to redeem those 160,000 shares of Preferred Stock at a price in the aggregate amount of approximately $21.00 per share including the accrued and unpaid dividends anticipated up to that date, assuming that the minimum dividend of $0.1875 per share of Preferred Stock was earned for both the fiscal quarters of the Company ending November 30, 1995 and February 29, 1996.

     After many months of negotiating the sale of the Ney Dental Division and a series of extensions of its Offer to Purchase, the Company completed the Dental Divestiture by selling the assets of its Dental Division, subject to certain liabilities, to Phoenix Shannon p.l.c. of Shannon, County Clare, Ireland ("Phoenix Shannon"), effective at the close of business on November 28, 1995. Phoenix Shannon is a publicly held dental alloy and equipment producer. In closing the Dental Divestiture, the Company's subsidiary, The J.M. Ney Company ("Ney"), received approximately $16.4 million in net cash, subject to a post-closing purchase price adjustment based on the increase or decrease in the net asset value of the Dental Division from February 28, 1995 to November 28, 1995; a two-year, interest bearing note for $1 million; and 200,000 Phoenix Shannon ordinary shares. As part of the Dental Divestiture, Ney will supply Phoenix Shannon's American subsidiary, Ney Dental International, Inc., with precious metal dental alloys manufactured in accordance with current formulations for a three-year period. Accordingly, the condition of the Offer to Purchase predicated on successful completion of the Dental Divestiture has been satisfied. On December 1, 1995, the Company announced that this condition as well as other conditions of the Offer to Purchase had been satisfied. In particular, the Company announced that there had been properly tendered and not withdrawn prior to the relevant Expiration Date approximately 291,000 shares of Preferred Stock.

     As a result of consummation of the Dental Divestiture, the Company expects to realize a gain of approximately $4,740,000 net of taxes and transaction costs. The Company believes that it is in its best interest to consummate the Offer to Purchase as quickly as possible because the Company is able to save approximately $6.50 per share of Preferred Stock purchased against the Company's future obligation to redeem the Preferred Stock. Accordingly, the Company desires to obtain the consent of Holders of the Debentures to the requested waiver.

CONSIDERATION FOR CONSENTS

     The Company will pay to each Debentureholder who gives the Consent requested hereby, at or before the Consent Time, the sum of $10.00 per $1,000 principal amount of Debentures covered by such Consent, provided that Holders of a majority in principal amount of the Debentures give their consent to the requested waiver. Payments will be made to all consenting Debentureholders, including those Debentureholders whose consents are received by the Consent Time but after the requisite majority in principal amount of Debentures has been obtained. The Company will make payment on the same date that the Company pays for the shares of Preferred Stock which the Company purchases pursuant to the Offer to Purchase. Neither the Company, the Trustee, nor any other person will be under any duty to give notification of any defects or irregularities in any Consent or incur any liability for failure to give any such notification.

SUMMARY HISTORICAL FINANCIAL DATA

     The following tables set forth, in summary form, certain consolidated historical financial data for the Company and its subsidiaries. The historical financial information at and for the quarters ended August 31, 1995 and 1994 has been summarized from the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1995. The following summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, such Quarterly Report on Form 10-Q and should be read in conjunction with the Company's audited consolidated financial statements for the fiscal year ended February 28, 1995 and the related notes thereto.

                                                      THREE MONTHS ENDED         SIX MONTHS ENDED
                                                      ------------------         ----------------
                                                   AUGUST 31,   AUGUST 31,   AUGUST 31,   AUGUST 31,
                                                   ----------   ----------   ----------   ----------
                                                      1995         1994         1995         1994
                                                      ----         ----         ----         ----
                                                         (UNAUDITED AND DOLLARS IN THOUSANDS,
                                                               EXCEPT PER SHARE AMOUNTS)
Consolidated Statements of Earnings Data:
   Net sales.....................................  $15,018      $14,647      $32,287      $30,784
   Investment and other income...................      544        1,812          915        3,245
                                                   -------      -------      -------      -------
      Total revenues.............................   15,562       16,459       33,202       34,029
                                                   -------      -------      -------      -------
   Cost of sales.................................   10,496       10,020       22,597       21,184
   Selling, general and administrative expenses..    4,177        4,617        8,743        8,949
   Research and development expenses.............      564          829        1,498        1,639
   Interest expense..............................      334          404          674          803
                                                   -------      -------      -------      -------
      Total costs and expenses...................   15,571       15,870       33,512       32,575
                                                   -------      -------      -------      -------
   Income (loss) before income taxes
    and extraordinary item.......................       (9)         589         (310)       1,454
   Income tax expense (benefit)..................       (1)          61          (82)         146
                                                   -------       -------      -------      -------
   Income (loss) before extraordinary item.......       (8)         528         (228)       1,308
   Extraordinary gain from early
     extinguishment of debt, net of income
     tax expense.................................       --           38           --           39
                                                   -------       -------      -------      -------
   Net income (loss).............................       (8)         566         (228)       1,347
   Preferred dividend requirement................     (149)        (148)        (296)        (296)
                                                   -------      -------      -------      -------
   Income (loss) applicable to common shares.....  $  (157)     $   418      $  (524)     $ 1,051
                                                   =======      =======      =======      =======
Earnings (loss) Per Common Share:(A)
   Continuing operations.........................  $ (0.08)     $  0.19      $ (0.27)     $  0.52
   Extraordinary item............................     0.00         0.02         0.00         0.02
                                                   -------      -------      -------      -------
   Income (loss) per common share................  $ (0.08)     $  0.21      $ (0.27)     $  0.54
                                                   =======      =======      =======      =======
   Ratio of earnings to fixed charges(B).........       39%         203%          68%         178%

(A) The average number of shares of common stock outstanding during each period in 1995 was 1,934,205 and during each period in 1994 was 1,931,855.

(B) Earnings for the three and six month periods ended August 31, 1995 were inadequate to cover fixed charges and preferred stock dividends by approximately $158,000 and $606,000, respectively.

                                                      AUGUST 31,     FEBRUARY 28,
                                                      ----------     ------------
                                                            1995            1995
                                                            ----            ----

                                                       (UNAUDITED AND DOLLARS IN
                                                      THOUSANDS, EXCEPT PER SHARE
                                                                AMOUNTS)
Consolidated Balance Sheet Data:
  Total assets ....................................      $46,837          $43,678
  Total current liabilities .......................       14,673           10,947
  Long-term debt, less current maturities .........        8,673            8,784
  Other long-term obligations .....................        1,152            1,160
  Deferred income taxes ...........................        2,281            2,281
  Redeemable cumulative convertible preferred stock       10,669           10,593
  Common stock ....................................        2,103            2,103
  Retained earnings ...............................        5,452            5,975
  Total common and other stockholders' equity .....        9,389            9,913

Book value per common share .......................      $  4.85          $  5.13
                                                         =======          =======

PRO FORMA DATA


The following table sets forth certain financial information of the Company at August 31, 1995, and as adjusted to give effect to the consummation of the Offer to Purchase, assuming 300,000 shares of the Preferred Stock are tendered and accepted, and consummation of the Dental Divestiture, assuming that the Company realized $19.3 million in proceeds for the Dental Divestiture, including approximately $0.4 million in cash for the anticipated post closing purchase price adjustment, that both transactions had occurred on August 31, 1995 and that a majority of the Holders of the Debentures waived compliance with Section 5-8 of the Indenture.

                                                   AS OF AUGUST 31, 1995
                                                   ---------------------
                                                        PRO FORMA
                                            ACTUAL      ---------      PRO FORMA
                                            ------     ADJUSTMENTS     ---------
                                                       -----------

                                                      (IN THOUSANDS)
Total assets .........................     $46,837        ($6,461) (1)   $40,376
Total liabilities ....................      26,779         (8,089) (2)    18,690
Working capital ......................      14,894            883  (3)    15,777
Long-term debt and other obligations .       9,825           (275) (4)     9,550

Redeemable cumulative convertible
  preferred stock, authorized 800,000
  shares; issued 789,625 shares;
  589,036 shares outstanding at
  August 31, 1995; and 289,036 pro
  forma outstanding at August 31,
  1995 ...............................      10,669         (5,434) (4)     5,235
                                            ======         =======         =====
Common stock, authorized 6,000,000
  shares; 1,934,205 shares outstanding
  at August 31, 1995 and pro forma
  outstanding at August 31, 1995 .....       2,103             --          2,103

Additional paid-in capital ...........       1,924          1,759  (6)     3,683

Retained earnings ....................       5,452          5,303  (7)    10,755

Treasury Stock .......................         (90)                          (90)
                                            -------         -----         -------
Total common and other stockholders'
  equity .............................       9,389          7,062         16,451
                                            ======          =====         ======


Book value per common share ..........       $4.85          $3.66  (8)     $8.51

____________________

                            NOTES TO PRO FORMA DATA

(1)  Pro Forma Total Asset Adjustments:

Total assets                               $46,837
Add:  Dental divestiture
       proceeds (excluding $100
       deposit)                             19,340
Less: Dental assets
       divested                            (14,651)
      Transaction costs                     (1,000)
       Debt repayment                       (6,475)
      Preferred stock cash
       tender                               (3,675)
                                           --------
Total Pro Forma Assets                     $40,376
                                           ========

(2)  Pro Forma Total Liabilities Adjustments:

Total liabilities                          $26,779
Add:  Accrued income taxes                   1,100
Less: Preferred stock
       dividend reduction                     (563)
      Debt repayment                        (6,475)
      Dental liabilities
       divested                             (1,451)

      Purchase Agreement Deposit              (100)
      Deferred income taxes                   (600)
                                           --------
Total Pro Forma Liabilities                $18,690
                                           ========

(3)  Pro Forma Working Capital Adjustments:

Total working capital                      $14,894
Add:  Dental divestiture proceeds
       (including $100 deposit)             17,740
      Debt repayment                         6,200
      Dental current liabilities
       divested                              1,451
      Preferred stock
       dividend reduction                      563
Less: Dental current assets
       divested                            (12,821)
      Debt repayment                        (6,475)
      Accrued income taxes                  (1,100)
      Transaction costs                     (1,000)
      Preferred stock cash
       tender                               (3,675)
                                           --------
Total Pro Forma Working Capital            $15,777
                                           ========

(4)  Pro Forma reduction of long-term debt:
     Adjustment to reduce long-term debt by required principal amount of $275.

(5)  Pro Forma Redeemable Cumulative Convertible Preferred Stock:

Adjustment to reduce outstanding stock to 289,036 shares after repurchase by the Company of 300,000 shares.

(6)  Pro Forma Additional Paid in Capital:

Adjustment to additional paid in capital to record the difference between the carrying value of the preferred stock and the cash tender price.

(7)  Pro Forma Retained Earnings:

Total retained earnings                    $ 5,452
Add:  Gain on dental divestiture,
       net of taxes and
       transaction costs                     4,740
      Preferred stock dividend
       reduction                               563
                                           -------
Total pro forma retained earnings          $10,755
                                           =======

(8)  Pro Forma Book Value Per Share:

Total common and other stockholders' equity     $ 9,389
Add:  Gain on dental divestiture                  4,740
      Preferred stock dividend reduction            563
      Addition to additional paid in capital
       for preferred stock repurchase             1,759
                                                  -----
Pro forma common and other stockholders' equity  16,451
Number of shares of common stock outstanding      1,934
                                                  -----
          Pro forma book value per share          $8.51
                                                  =====

If the Offer is consummated, but the Company purchases fewer than 300,000 shares of the Preferred Stock, the increases and decreases indicated above would be proportionately reduced, reflecting the number of shares of Preferred Stock that the Company does not purchase in the Offer.


RE-AFFIRMATION OF OTHER TERMS AND CONDITIONS OF THE INDENTURE

     Except as expressly provided for in the "Written Consent" (as defined below) -- which pertains only to the one-time request to permit the purchase, redemption and/or retirement of up to 300,000 shares of Preferred Stock upon consummation by the Company of its Offer to Purchase and payment therefor prior to the Computation Date -- all other terms and conditions of the Indenture remain in full force and effect.

PROCEDURE FOR GIVING CONSENT

     In order to give the consent for the requested waiver, each Debentureholder should duly execute the form of consent that is enclosed herewith (the "Written Consent") in the manner indicated thereon, having such execution either witnessed or acknowledged before a notary public or other officer authorized to take acknowledgments, and return the Written Consent to the Trustee, The Chase Manhattan Bank, N.A., at the address indicated thereon. A stamped addressed envelope has been included with the Written Consent in order to facilitate return to the Trustee. The close of business on December 8, 1995 has been fixed as the record date for the determination of Debentureholders entitled to consider and take action as requested hereunder.

     It is requested that Written Consents be received by the Trustee at the address set forth on the Written Consent by the Consent Time (i.e., on or before 5:00 p.m., eastern time, January 12, 1996). The Company reserves the right to extend the date and time by which all consents should be submitted, in which event the term "Consent Time" shall mean the date and time designated by the Company as the extended Consent Time. Any such extension shall be made by written notification (which may be effected by facsimile transmission) to the Trustee and the Debentureholders.

REQUESTS FOR ADDITIONAL INFORMATION

     Requests for information concerning this request and procedures for giving the Written Consent should be directed to the Company or the Trustee. For further information from the Company, please contact, either Susan B. Logie, Secretary, or Bernard F. Travers, III, Esq., Assistant Secretary and Director of Law and Taxation, at (860) 242-0761. For further information from the Trustee, please contact Rosanna Fuoco, Second Vice President, at (718) 242-7272.

     We thank you in advance for your consideration of this request and your prompt return of the Written Consent.

                                  Very truly yours,


                                  ANDERSEN GROUP, INC.



                                  By: /s/ Francis E. Baker
                                     -----------------------------------
                                     Francis E. Baker, President and
                                           Chief Executive Officer


Dated: December 26, 1995



     PLEASE SIGN WITH YOUR SIGNATURE WITNESSED OR NOTARIZED, DATE AND MAIL OR RETURN YOUR WRITTEN CONSENT IN THE ENVELOPE PROVIDED FOR YOUR CONVENIENCE

Conversion, 5-1 -- 5-8



(S) 5-8. Dividend, Repurchase and Redemption Restrictions.

     So long as any of the Debentures shall be Outstanding, the Company will not declare any dividends (other than dividends payable solely in stock of the Company or in rights or warrants entitling them to subscribe for or to purchase stock of the Company) on any stock of the Company or make, or permit any Subsidiary to make, any payment on account of the purchase, redemption or other retirement of any shares of such stock or make, or permit any Subsidiary to make, any distribution in respect thereof, either directly or indirectly, unless such dividends are declared to be payable not more than 90 days after the date of declaration and unless, after giving effect to such proposed dividend or other payment or distribution and to any other dividend declared but not paid, at the date (herein called the "Computation Date") of such declaration (in the case of a dividend) or such other payment or distribution, (1) there exists no Event of Default (as defined herein) and (2) the sum of the aggregate amount of all dividends declared and all such other payments and distributions made during the period commencing October 15, 1982 to and including the Computation Date shall not exceed the sum of:

          (i) the aggregate Consolidated Net Income computed for the period commencing September 30, 1982, to and including the end of the last fiscal quarter of the Company next preceding the date 45 days prior to the Computation Date;

          (ii) the aggregate net cash proceeds received by the Company from sales subsequent to October 21, 1982, of shares of its stock for cash; and

          (iii) the aggregate net cash proceeds received by the Company from sales subsequent to October 21, 1982, of indebtedness of the Company convertible into stock of the Company to the extent such indebtedness has been converted into such stock.

                                                           Conversion, 5-9, 5-10



     For the purposes of any computation under this (S) 5-8, the amount of any dividend declared or other payment or distribution made in property other than cash shall be deemed to be the fair value (as determined by the Board of Directors) of such property at the time of declaration (in the case of dividends) or at the time of payment or distribution.

     Notwithstanding the foregoing provisions, the Company may purchase, acquire or issue cash in respect of any fractional shares resulting from any stock dividend, stock split, stock combination, recapitalization or reorganization, provided that the aggregate amount so paid shall be included as a payment in any calculation under the provision of this (S) 5-8.

(S) 5-9. Waiver to Covenant.

     The Company may omit in any particular instance to comply with any covenant or condition set forth in (S)(S) 5-6, 5-7 or 5-8, if before or after the time for such compliance the Holders of a majority in principal amount of the Debentures at the time Outstanding shall, by Act of such Debentureholders, either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect.

                                WRITTEN CONSENT
                                      OF
                               DEBENTUREHOLDERS

     I/We, the undersigned, holder of 10 1/2% Convertible Subordinated Debentures Due 2002 (the "Debentures") of ANDERSEN GROUP, INC., a Connecticut corporation (the "Company"), issued under that certain Indenture dated as of October 15, 1982 (the "Indenture") CONSENT to waive compliance by the Company with that certain covenant (the "Restrictive Covenant") set forth in Section 5-8 of the Indenture to permit the purchase, redemption or other retirement of up to 300,000 shares of the Company's Series A Cumulative Convertible Preferred Stock, without par value (the "Preferred Stock") and to permit payment by the Company therefor prior to January 15, 1996 (which date of payment for such purchase, redemption or other retirement would constitute the "Computation Date" under the Indenture), as requested in the Company's Consent Solicitation dated December 26, 1995.

Please be sure to sign and date this Consent Form below.

Date:________________________

________________________________________________________  (AFFIX CORPORATE
                                                           SEAL)*
Debentureholder sign above/Co-holder (if any) sign above  Attest:_______________
                                                          Name:_________________
                                                          Title:Secretary or
                                                                ------------
                                                          Assistant Secretary
                                                          -------------------
                                                          *TO BE USED ONLY BY
                                                           CORPORATIONS
PRINT
-----
Debentureholder Name(s):________________________________
Debentureholder Address:________________________________
Aggregate Principal Amount of Debentures:$_____________

Please be sure to have your signature WITNESSED or NOTARIZED below:

_____________________________
WITNESS
                                   OR
                                   ==
NOTARY ACKNOWLEDGEMENT:

State of                        )
County of                       )  ss.

          On this _____ day of _____________, 199_, personally appeared the above-named _________________________, as an individual, trustee, corporate officer, partner or in such other capacity as indicated, and he or she acknowledged the foregoing instrument to be his or her free act and deed as Debentureholder, or the free act and deed of the Debentureholder so named, as aforesaid, before me,

                                 ______________________________
                                 Notary Public:
                                 My Commission Expires:

                PLEASE RETURN THIS CONSENT FORM IN THE ENCLOSED
            POSTAGE PAID ENVELOPE FOR RECEIPT BY THE TRUSTEE NOT LATER THAN 5:00 P.M., EASTERN TIME, FRIDAY, JANUARY 12, 1996 (SUBJECT TO EXTENSION AS SET FORTH IN THE COMPANY'S CONSENT SOLICITATION).

TRUSTEE:  THE CHASE MANHATTAN BANK, N.A.
          4 CHASE METRO TECH CENTER - 3RD FLOOR
          BROOKLYN, NY 11245
          ATTN:  ROSANNA FUOCO/NEIL SANDLER